10f-3 TRANSACTIONS

FUND                                 DATE        SECURITY               AMOUNT

Sentinel Capital Markets Income     1/05/05     PNM Resources        $    50,000

Sentinel High Yield Bond Fund       4/27/05     Hawaiian Telecom
                                                Communications, Inc.  $1,000,000

10f-3 TRANSACTIONS SUMMARY

The following transactions were affected pursuant to Rule 10f-3 during the reporting period:

1. On January 5, 2005, Sentinel Capital Markets Income Fund purchased $50,000 of bonds issued by PNM Resources Inc., from J. P. Morgan Securities Inc., in an underwriting in which the syndicate members were Bank of America Securities LLC, J.P. Morgan Securities Inc., Morgan Stanley & Co., Citigroup Global Markets, Inc., and Wachovia Securities, Inc. The purchase was directed by Evergreen Investment Management Company ("EIMCO"), which is the subadviser to Sentinel Capital Markets Income Fund. EIMCO is an affiliate of Wachovia Securities, Inc. The purchase by Sentinel Capital Markets Income Fund amounted to 0.023% of the offering. The total amount of securities purchased in the offering by all accounts directed by EIMCO amounted to 1.790% of the offering.

2. On February 4, 2005, Sentinel High Yield Bond Fund purchased $1,075,000 of bonds issued by Select Medical Corporation, from Merrill Lynch, Pierce, Fenner & Smith Inc., in an underwriting in which the syndicate members were Merrill Lynch, Pierce, Fenner & Smith Inc., J.P. Morgan Securities Inc., Wachovia Securities, Inc., CIBC Capital Markets, and PNC Capital Markets, Inc. The purchase was directed by Evergreen Investment Management Company ("EIMCO"), which is the subadviser to Sentinel High Yield Bond Fund. EIMCO is an affiliate of Wachovia Securities, Inc. The purchase by Sentinel High Yield Bond Fund amounted to 0.162% of the offering. The total amount of securities purchased in the offering by all accounts directed by EIMCO amounted to 3.03% of the offering.

3. On April 27, 2005, Sentinel High Yield Bond Fund purchased $1,000,000 of bonds issued by Hawaiian Telecom Communications, Inc., from Goldman Sachs & Co., in an underwriting in which the syndicate members were Goldman Sachs & Co., J.P. Morgan Securities Inc., Lehman Brothers, Inc., ABN AMRO, Inc., and Wachovia Securities, Inc. The purchase was directed by Evergreen Investment Management Company ("EIMCO"), which is the subadviser to Sentinel High Yield Bond Fund. EIMCO is an affiliate of Wachovia Securities, Inc. The purchase by Sentinel High Yield Bond Fund amounted to 0.182% of the offering. The total amount of securities purchased in the offering by all accounts directed by EIMCO amounted to 3.82% of the offering.